RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER RESULTS

Pennsauken, NJ – August 9, 2017 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and twenty-six week periods ended July 1, 2017.

RCM Technologies reported revenues of $45.5 million for the thirteen week period ended July 1, 2017, a 0.2% increase as compared to $45.4 million for the thirteen week period ended July 2, 2016 (the comparable prior year period). Gross profit was $12.1 million for both the thirteen week period ended July 1, 2017 and for the comparable prior year period.  The Company experienced net income of $0.2 million for the thirteen week period ended July 1, 2017 as compared to net income of $0.9 million for the comparable prior year period.  The primary reason for the decline in net income was a charge of $0.8 million in the current period, with no offsetting tax deduction, related to an increase in contingent consideration, primarily related to an acquisition in Canada.  Adjusted EBITDA was $2.0 million for the thirteen week period ended July 1, 2017 as compared to $1.9 million for the comparable prior year period, an increase of 5.8%. Please refer to "Supplemental Operating Results on a Non-GAAP Basis" below for a discussion of this and other non-GAAP measures, including a reconciliation to the most comparable GAAP measure.

RCM Technologies reported revenues of $91.9 million for the twenty-six week period ended July 1, 2017, a 0.8% decrease as compared to $92.6 million for the twenty-six week period ended July 2, 2016 (the comparable prior year period). Gross profit of $23.9 million for the twenty-six week period ended July 1, 2017 decreased 3.7% as compared to $24.8 million for the comparable prior year period.  The Company experienced net income of $0.7 million for the twenty-six week period ended July 1, 2017 as compared to net income of $1.9 million for the comparable prior year period.  Adjusted EBITDA was $3.5 million for the twenty-six week period ended July 1, 2017 as compared to $4.1 million for the comparable prior year period.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are pleased with our progress in the second quarter of 2017 as revenue, gross profit and adjusted EBITDA all experienced slight increases from second quarter 2016. Our gross margin and adjusted EBITDA experienced nice gains from first quarter 2017. We are particularly excited about finishing the second quarter with a strong June, which bodes well for the second half of fiscal 2017."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We continue to exhibit strong cash flow, generating $3.5 million in cash provided by operating activities in our second quarter and $5.3 million year to date through July 1 in fiscal 2017. We expect to continue to have strong cash flow as our operating income for the balance of 2017 improves as compared to fiscal 2016. Despite third quarter seasonality across our business, especially in our Health Care segment due to school closings over summer, we believe our operating income for the second half of fiscal 2017 will exceed our first half of fiscal 2017."

Conference Call
On Thursday, August 10, 2017, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (877) 331-7677.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	July 1, 2017	July 2, 2016
Revenues	$45,512	$45,379
Cost of services	33,399	33,275
Gross profit	12,113	12,104
Selling, general and administrative	10,075	10,177
Depreciation and amortization	410	399
Change in contingent consideration	781	-
Operating income	847	1,528
Interest expense, net and foreign currency transactions	(81)	(85)
Income before income taxes	766	1,443
Income tax expense	577	580
Net income	$189	$863

Diluted net earnings per share data	$0.02	$0.07

	Twenty-Six Week Periods Ended
	July 1, 2017	July 2, 2016
Revenues	$91,853	$92,555
Cost of services	67,988	67,775
Gross profit	23,865	24,780
Selling, general and administrative	20,392	20,642
Depreciation and amortization	807	789
Change in contingent consideration	781	-
Operating income	1,885	3,349
Interest expense, net and foreign currency transactions	(217)	(285)
Income before income taxes	1,668	3,064
Income tax expense	929	1,200
Net income	$739	$1,864

Diluted net earnings per share data	$0.06	$0.15

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	July 1, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$391	$279
Accounts receivable, net	$43,152	$45,170
Total current assets	$48,992	$53,071
Total assets	$65,626	$69,831
Total current liabilities	$22,504	$23,713
Borrowing under line of credit	$10,092	$14,311
Net debt (borrowings less cash)	$9,701	$14,032
Total liabilities	$33,413	$38,576
Stockholders' equity	$32,213	$31,255
Treasury stock	($14,987)	($14,622)

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, primarily changes in contingent consideration, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis.  We believe that EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income and EBITDA and Adjusted EBITDA has been provided.  EBITDA should not be considered as an alternative to net income as an indicator of performance.  In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP Net Income measure and the corresponding adjustments used to calculate "EBITDA", "Adjusted EBITDA", "Adjusted Net Income" and "Diluted EPS" for the thirteen weeks and twenty-six weeks ended July 1, 2017 and July 2, 2016.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
GAAP net income	$189	$863	$739	$1,864
Income tax expense	577	580	929	1,200
Interest expense	134	96	272	308
Depreciation and amortization	410	399	807	789
EBITDA (non-GAAP)	$1,310	$1,938	$2,747	$4,161

Adjustments
Change in contingent consideration	781	-	781	-
Gain on foreign currency transactions	(53)	(11)	(55)	(23)
Adjusted EBITDA (non-GAAP)	$2,038	$1,927	$3,473	$4,138

GAAP net income	$189	$863	$739	$1,864
Adjustments
Change in contingent consideration	781	-	781	-
Adjusted net income (non-GAAP)	$970	$863	$1,520	$1,864

GAAP Diluted EPS	$0.02	$0.07	$0.06	$0.15
Adjustments
Change in contingent consideration	$0.06	-	$0.06	-
Adjusted Diluted EPS (non-GAAP)	$0.08	$0.07	$0.12	$0.15

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	July 1, 2017	July 2, 2016
Net income	$189	$863
Adjustments to reconcile net income to cash provided by operating activities	1,805	652
Changes in operating assets and liabilities
Accounts receivable	887	5,385
Prepaid expenses and other current assets	272	553
Net of transit accounts receivable and payable	(489)	(1,143)
Accounts payable and accrued expenses	71	(1,456)
Accrued payroll and related costs	417	977
Income taxes payable	309	796
Total adjustments	3,272	5,764
Cash provided by operating activities	$3,461	$6,627

Net cash used in investing activities	(459)	(249)
Net cash used in financing activities	(2,882)	(6,221)
Effect of exchange rate changes	(22)	(26)
Increase in cash and cash equivalents	$98	$131

	Twenty-Six Week Periods Ended
	July 1, 2017	July 2, 2016
Net income	$739	$1,864
Adjustments to reconcile net income to cash provided by operating activities	2,607	1,367
Changes in operating assets and liabilities
Accounts receivable	1,607	3,163
Prepaid expenses and other current assets	251	1,606
Net of transit accounts receivable and payable	(272)	1,684
Accounts payable and accrued expenses	(536)	(1,947)
Accrued payroll and related costs	468	(836)
Income taxes payable	466	780
Total adjustments	4,591	5,817
Cash provided by operating activities	$5,330	$7,681

Net cash used in investing activities	(551)	(642)
Net cash used in financing activities	(4,649)	(7,766)
Effect of exchange rate changes	(18)	(24)
Increase (decrease) in cash and cash equivalents	$112	($751)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended July 1, 2017
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$20,586	$8,557	$16,369	$45,512
Cost of services	14,889	6,200	12,310	33,399
Gross Profit	5,692	2,357	4,059	12,113
Gross Profit Margin	27.7%	27.5%	24.8%	26.6%

	Thirteen Week Period Ended July 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,742	$10,957	$15,680	$45,379
Cost of services	13,715	8,172	11,388	33,275
Gross Profit	$5,027	$2,785	$4,292	$12,104
Gross Profit Margin	26.9%	25.4%	27.4%	26.7%

	Twenty-Six Week Period Ended July 1, 2017
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$39,810	$17,167	$34,876	$91,853
Cost of services	29,076	12,657	26,255	67,988
Gross Profit	10,734	4,510	8,621	23,865
Gross Profit Margin	27.0%	26.3%	24.7%	26.0%

	Twenty-Six Week Period Ended July 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$37,427	$23,697	$31,431	$92,555
Cost of services	27,568	17,120	23,087	67,775
Gross Profit	$9,859	$6,577	$8,344	$24,780
Gross Profit Margin	26.3%	27.8%	26.6%	26.8%